MERRILL LYNCH MUNICIPAL BOND FUND, INC.

INSURED PORTFOLIO

SERIES NO. 2

FILE # 811-2688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/20/00	Puerto Rico GO 5.75 7/1/21	$7,300,000	$530,910,993	Goldman Sachs
3/20/00	Puerto Rico GO 5.75 7/1/20	$2,065,000	$530,910,993	Goldman Sachs
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